EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

             David Bonderman Resigns from Denbury Board of Directors

News Release
Released at 7:30 A.M. CST

       DALLAS - September 22, 2003 - Denbury Resources Inc. (NYSE symbol: DNR) announced that David Bonderman, a principal of the Texas Pacific Group, resigned his position as director of the Company on September 15, 2003. Mr. Bonderman stated that his resignation was related to the reduction in the Texas Pacific Group's shareholdings in Denbury during the last year, noting that there were no disagreements with the Company or management.

       Ron Greene, Chairman of the Board, stated, "We wish to publicly thank David Bonderman for his contribution to the Company during the last seven years. The Texas Pacific Group led by David Bonderman has been instrumental in the Company's success. David's broad business experience and acumen have brought significant guidance and direction to Denbury's board. He is a very busy man and we appreciate the time he has devoted to Denbury over the last seven years."

       At this time, the Denbury Board of Directors plans for its eight current members, three of whom are representatives of the Texas Pacific Group, to serve until the next annual meeting in May 2004. Prior to next year's annual meeting, the Board will consider whether or not to add an additional director as part of the normal nominating process.

       Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com